Exhibit 99.1

FOR IMMEDIATE RELEASE

VIRTUALSCOPICS REPORTS FULL-YEAR AND FOURTH QUARTER 2005 RESULTS
2005 Sales Increased 38%, Bookings Exceed $5,000,000

ROCHESTER, NY - February 15, 2006 - VirtualScopics, Inc. (OTCBB: VSCP), a leading developer of image-related biomarkers, today announced sales for the full-year 2005 rose to approximately $3.5 million, a 38% increase over prior year. Fourth quarter sales increased 15% year over year to $796,797.

Net loss for the full-year was $2,044,931 an improvement of $306,155 over 2004. The net loss for the fourth quarter 2005 was $728,945 which includes approximately $250,000 of charges related to the transaction between ConsultAmerica, Inc. and VirtualScopics, LLC in November 2005, as compared to a loss of $626,593 in the fourth quarter 2004.

Some of the highlights of the fourth quarter and full year 2005 included:
o     Renewed Pfizer, Inc. strategic alliance agreement
o     Completed a $7.0 million capital raise
o     Added three new prominent board of director members
o Received contracts from 14 new customers including top 10 pharmaceutical firms
o     Awarded 2 patents
o     Published pivotal oncology paper
o Received notification of an up to $2.65 million Department of Defense award

"VirtualScopics closed the year on a strong note. We achieved the highest sales in the company's history, made our debut in the public markets, added prominent board members and significantly grew our customer base. We are thrilled with the momentum we've achieved in recent months and look forward to a good 2006 as we focus on increasing shareholder value," said Robert Klimasewski, president and chief executive officer of VirtualScopics. "Furthermore, I am pleased with the important additions to our staff in 2005. Toni Handzel, our director of quality assurance and regulatory affairs, and Lisa Bamford, our director of operations, have joined a talented group of employees and each has already made significant contributions."

The company will host a conference call tomorrow Thursday, February 16, 2006 at 11:00 a.m. EST to discuss these results. Interested participants should call 877-407-0778 when calling within the United States or 201-689-8565 when calling internationally. There will be a playback available until February 23, 2006. To listen to the playback, please call 877-660-6853 when calling within the United States or 201-612-7415 when calling internationally. For the replay, please use account number: 286, conference ID number: 19241.

This call is being Web cast by Vcall and can be accessed at www.virtualscopics.com. The Web cast will be available for 30 days after the call.

About VirtualScopics, Inc.
VirtualScopics, Inc. is a provider of advanced medical image analysis services. The company evolved from research first carried out at the University of Rochester Medical Center and School of Engineering. VirtualScopics has created a suite of image analysis tools used in detecting and analyzing specific structures in volumetric medical images, as well as characterizing minute changes in structures over time, providing vital information to support clinical trials and diagnostic applications. The firm's proprietary software algorithms can assemble hundreds of separate medical images taken during an MRI session into a single, three-dimensional model, bringing a new and previously unobtainable source of data to clinical researchers. For more information about VirtualScopics, visit www.virtualscopics.com.

###

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the awards of a potential contract from the U.S. Department of Defense and the expected benefits to the Company from that award and its existing contract with Pfizer and/or statements preceded by, followed by or that include the words "believes," "could," "expects," "anticipates," "estimates," "intends," "plans," "projects," "seeks," or similar expressions. Forward-looking statements deal with the Company's current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in the Company's Current Report on Form 8-K for November 4, 2005 filed with the Securities and Exchange Commission (the "SEC"), and in any subsequent reports filed with the SEC, all of which are available at the SEC's website at www.sec.gov. These include without limitation: risks related to the dependence on our strategic alliance with Pfizer until we can diversify our customer base; risks of contract performance; risks of contract termination; and, our ability to successfully enter into a contract with the Department of Defense for the award we obtained and our ability to do so on terms favorable to us. Factors that could cause or contribute to such differences include, but are not limited to, those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

                          -Financial tables to follow-

VirtualScopics, Inc.
Consolidated Balance Sheets
December 31, 2005 (unaudited) and 2004

                                                        2005
                                                    (unaudited)         2004
                                                    ------------    ------------
Assets
Current assets
  Cash and cash equivalents                         $  6,407,610    $  3,538,446
  Accounts receivable                                    497,773         186,463
  Prepaid and other assets                               419,834         185,294
                                                    ------------    ------------
    Total current assets                               7,325,217       3,910,203
  Patents, net                                         1,869,669       1,827,626
  Property and equipment, net                            319,124         312,128
  Other assets                                           544,005         729,299
    Total assets                                    $ 10,058,015    $  6,779,256
                                                    ============    ============
Liabilities and Stockholders' Equity
Current liabilities
  Notes payable, including accrued interest         $     72,000    $     72,000
  Accounts payable and accrued expenses                  477,676         176,475
  Accrued payroll                                        309,139         211,959
  Unearned revenue                                       567,268       1,663,770
                                                    ------------    ------------
    Total current liabilities                          1,426,083       2,124,204
                                                    ------------    ------------
Notes payable - long term                                 84,428         256,634

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $0.001 par value, liquidation
  preference $1,000 per share; 15,000,000 shares
  authorized; 7,000 issued and outstanding                     7              --
Common stock, $0.001 par value; 85,000,000 shares
  authorized; 21,889,075 shares issued and
  outstanding                                             21,889          21,889
Additional paid-in capital                            10,570,539       4,376,529
Accumulated deficit                                   (2,044,931)             --
                                                    ------------    ------------
    Total stockholders' equity                         8,547,504       4,398,418
                                                    ------------    ------------
    Total liabilities and stockholders' equity      $ 10,058,015    $  6,779,256
                                                    ============    ============

VirtualScopics, Inc.
Consolidated Statements of Operations
For the Periods Ended December 31, 2005 (unaudited) and 2004

                                                           Quarter Ended                     Year Ended
                                                            December 31,                    December 31,
                                                   ----------------------------    ----------------------------
                                                       2005            2004            2005
                                                    (unaudited)     (unaudited)     (unaudited)        2004
                                                   ------------    ------------    ------------    ------------
Revenue                                                 796,797         695,378    $  3,472,870    $  2,516,351
Cost of services                                        467,835         384,807       2,195,951       1,563,979
                                                   ------------    ------------    ------------    ------------
    Gross profit                                        328,962         310,571       1,276,919         952,372
                                                   ------------    ------------    ------------    ------------
Expenses
Research and development                                194,370         307,635         853,085       1,238,665
Sales and marketing                                     110,153         129,826         443,063         496,360
General and administrative                              757,724         498,698       2,032,514       1,566,835
                                                   ------------    ------------    ------------    ------------
      Total expenses                                  1,062,247         936,159       3,328,662       3,301,860
                                                   ------------    ------------    ------------    ------------
Other income (expense)
  Interest income                                        17,472           4,718          35,574          27,441
  Other expense                                    $    (13,132)   $     (5,723)        (28,762)        (29,039)
                                                   ------------    ------------    ------------    ------------
Net loss                                               (728,945)       (626,593)   $ (2,044,931)   $ (2,351,086)
                                                   ============    ============    ============    ============
Deemed Dividends on Preferred Stock                   6,021,880              --       6,021,880              --
Net loss attributable to common stockholders         (6,750,825)       (626,593)     (8,066,811)     (2,351,086)
Net loss per share attributable to common
 stockholders
  Basic and diluted                                        (.31)           (.03)           (.37)           (.11)
Weighted average shares used in computing net
 loss per share attributable to common
 stockholders - basic and diluted                    21,889,075      21,889,075      21,889,075      21,889,075